Consent of Independent Registered Public Accounting Firm

The Board of Trustees

SharesPost 100 Fund:

We consent to the use of our report dated February 28, 2014, included herein, on the financial statements of SharesPost 100 Fund, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm and Legal Counsel” in the Prospectus.

/s/ KPMG LLP

Los Angeles, California

March 12, 2014